102 South Main Street

Greenville, SC 29601

864.421.1068

The South Financial Group Shareholders Approve Conversion Terms

and General Voting Rights of Preferred Stock

GREENVILLE, SC – July 18, 2008 – The South Financial Group, Inc. (NASDAQ: TSFG) held a Special Meeting of Shareholders today at the Company’s Greenville headquarters. Shareholders approved the conversion terms and general voting rights for the Mandatory Convertible Non-cumulative Preferred Stock (Series 2008ND-V, Series 2008ND-NV, Series 2008D-V, and Series 2008D-NV) issued on May 8, 2008. Approximately 40.7 million shares, or 95% of votes cast, were voted in favor of the proposal. With this approval, all 250,000 preferred shares outstanding have a $6.50 conversion price, are convertible into approximately 38.5 million common shares, and will automatically be converted into shares of common stock on May 1, 2011, if not converted before that date.

General Information

The South Financial Group is the largest publicly-traded bank holding company headquartered in South Carolina and ranks among the top 50 U.S. commercial bank holding companies in total assets. It has approximately $14 billion in total assets and 180 branch offices in Florida, North Carolina, and South Carolina. TSFG operates Carolina First Bank, which conducts banking operations in North Carolina and South Carolina (as Carolina First Bank), in Florida (as Mercantile Bank), and on the Internet (as Bank CaroLine). At March 31, 2008, approximately 46% of TSFG’s total customer deposits were in South Carolina, 39% were in Florida, and 15% were in North Carolina. Investor information is available at www.thesouthgroup.com.

CONTACT:

James R. Gordon, Senior EVP & Chief Financial Officer (864) 552-9050

Mary M. Gentry, EVP – Investor Relations (864) 421-1068